Exhibit 10.2

WILLIS LEASE FINANCE CORPORATION

AMENDED AND RESTATED CERTIFICATE OF DESIGNATIONS, PREFERENCES,
AND RELATIVE RIGHTS AND LIMITATIONS
OF
SERIES A CUMULATIVE REDEEMABLE PREFERRED STOCK

Willis Lease Finance Corporation (the “Company”), a corporation organized and existing under the Delaware General Corporation Law (the “Act”), hereby certifies that the following resolutions were duly adopted by the Company’s Board of Directors (the “Board of Directors”) as of October 7, 2016 pursuant to Section 151(g) of the Act and this Amended and Restated Certificate of Designations (this “Certificate of Designations”), in its final form, was approved by the Board of Directors on October 7, 2016:

RESOLVED, that, pursuant to the authority conferred upon the Board of Directors by the Company’s Certificate of Incorporation, as amended (the “Certificate of Incorporation”), and Section 151(g) of the Act, the Board of Directors hereby determines that none of the authorized shares of the Company’s Series A Cumulative Redeemable Preferred Stock previously authorized pursuant to the Certificate of Designations, Preferences, and Relative Rights and Limitations of Series A Cumulative Redeemable Preferred Stock, filed on January 30, 2006, as amended by the Amendment No. 1 to Certificate of Designations, Preferences, and Relative Rights and Limitations of Series A Cumulative Redeemable Preferred Stock, filed on October 01, 2008 with the Secretary of State of the State of Delaware (the “2006 Series A Designation”), are outstanding and no shares will be issued subject to the 2006 Series A Designation.

RESOLVED FURTHER, the Board hereby amends and restates the 2006 Series A Designation in its entirety to establish and authorize the issuance of up to 1,000,000 shares of the Company’s 6.5% Series A Cumulative Redeemable Preferred Stock, $0.01 par value per share, and hereby fixes the designation and amount thereof and the voting rights, preferences and relative, participating, optional and other special rights of the shares of this series, and the qualifications, limitations and restrictions thereof, in addition to those set forth in the Certificate of Incorporation as applicable to such shares pursuant to the terms of this Certificate of Designations as follows:

1.                                      Designation.  The distinctive serial designation of this series shall be the “Series A Cumulative Redeemable Preferred Stock” (the “Series A Preferred Stock”).

2.                                      Number of Shares.  The total number of shares of the Series A Preferred Stock shall be 1,000,000.  The number of shares of the Series A Preferred Stock may from time to time be increased or decreased (but not below the number then outstanding) by the Board of Directors, subject to the Certificate of Incorporation, Section 151(g) of the Act, and the provisions of this Certificate of Designations.

3.                                      Dividends.

(a)                                 The holders of shares of the Series A Preferred Stock shall be entitled to receive, when, as and if declared by the Board of Directors, out of funds of the Company legally available therefor, cumulative cash dividends at the rate described in Section 3(b). To the extent declared by the Board of Directors, dividends will be payable quarterly on the 15th day of the first month of each calendar quarter in San Francisco, California, or if not a Business Day in San Francisco, California, the next succeeding Business Day in San Francisco, California, and in the case of any accrued but unpaid dividends, at such additional times, if any, as determined by the Board of Directors (each a “Dividend Payment Date”); provided, however, that the first Dividend Payment Date will be January 16, 2017, in San Francisco, California. A “Business Day” shall mean any day, other than a Saturday or a Sunday, that is neither a legal holiday nor a day on which banking institutions in New York, New York, San Francisco, California or Tokyo, Japan are authorized or required by law, regulation or executive order to close.  It is expected that the Board of Directors will declare any dividends by the end of the month prior to the month in which such dividends are to be paid.  No less than five (5) Business Days before each Dividend Payment Date, the Company shall notify the holders of the Series A Preferred Stock of such Dividend Payment Date and the amount of the dividend payment.  Dividends will accrue and be cumulative from and including the date of issuance of the Series A Preferred Stock (the “Original Issue Date”).  However, the Board of Directors will not be required to declare dividends, and the holders of the Series A Preferred Stock will not be entitled to require payment of any such dividend.

(b)                                 From and after the date of the issuance of any shares of the Series A Preferred Stock, dividends at the rate per annum of 6.5% on the sum of the Liquidation Value (defined below) shall accrue on a daily basis in arrears on such shares of the Series A Preferred Stock (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Series A Preferred Stock), and to the extent dividends are not paid on the 15th day of the first month of each calendar quarter in San Francisco, California, all accrued and unpaid dividends on any shares of the Series A Preferred Stock shall accumulate and compound at 6.5% per annum on the 15th day of every October (starting in 2017) in San Francisco, California, whether or not declared by the Board of Directors, and shall remain accumulated, compounding dividends until paid pursuant to this Certificate of Designations.  The amount of any dividend payable on the Series A Preferred Stock for any full Dividend Period (as defined herein) or any partial Dividend Period shall be prorated and computed on the basis of a 365-day year (it being understood that the dividend payable on January 16, 2017 may be for more or less than a full Dividend Period and will reflect dividends accumulated from the Original Issue Date through, and including, January 16, 2017). A “Dividend Period” shall mean the period from and including the Original Issue Date to and including the first Dividend Payment Date, and each subsequent period from and excluding the previous Dividend Payment Date to and including the relevant Dividend Payment Date or other date as of which accrued dividends are to be calculated.  Dividends will be payable to holders of record as they appear in the stockholder records of the Company at the close of business on the applicable record date, which shall be the date designated by the Board of Directors as the record date for the payment of dividends that is not more than thirty (30) nor less than ten (10) days prior to the applicable Dividend Payment Date (each a “Dividend Record Date”).

(c)                                  Dividends on the Series A Preferred Stock shall be cumulative and shall accrue whether or not (i) the Company has earnings, (ii) there are funds legally available for the payment of such dividends or (iii) such dividends are declared by the Board of Directors.  Any dividend payment made on the Series A Preferred Stock shall first be credited against the earliest accrued but unpaid dividends due with respect to such Series A Preferred Stock that remain payable.  No interest or sum of money in lieu of interest shall be payable in respect of any dividend payment or payments on the Series A Preferred Stock that may be cumulated and in arrears.

(d)                                 No dividends on the Series A Preferred Stock shall be declared by the Board of Directors or paid or set apart for payment by the Company at such time as the terms and provisions of any agreement of the Company, including any agreement relating to its indebtedness and any related waiver or amendment thereto, prohibits such declaration, payment or setting apart for payment or provides that such declaration, payment or setting apart for payment would constitute a breach thereof or a default thereunder, or if such declaration or payment is restricted or prohibited by law.

(e)                                  Except as provided in Section 3(f) below, unless all accrued and accumulated dividends on the Series A Preferred Stock for all prior Dividend Periods and the then-current Dividend Period shall have been or are (i) declared and paid in cash or (ii) declared and a sum sufficient for the payment thereof in cash is set apart by the Company for such payment and is deposited in trust with an independent bank or trust company that is, or whose parent or other affiliate is, a member of the Federal Deposit Insurance Corporation having capital and surplus of not less than $500,000,000 (an “Eligible Trustee”), (A) no dividends shall be declared by the Board of Directors or paid or set apart for payment by the Company on any of the Company’s capital stock for any Dividend Period, (B) no distribution of cash or other property may be declared or made, directly or indirectly, on or with respect to any shares of the Company’s common stock (the “Common Stock”) or shares of any other class or series of the Company’s capital stock ranking, as to dividends, on a parity with or junior to the Series A Preferred Stock (other than a dividend paid in shares of Common Stock or in shares of any other class or series of the Company’s capital stock ranking junior to the Series A Preferred Stock as to (i) dividends and (ii) upon a Liquidation (defined below)) for any Dividend Period, and (C) no shares of Common Stock, or any other shares of the Company’s capital stock ranking, as to dividends or upon a Liquidation, on a parity with, or junior to, the Series A Preferred Stock, may be redeemed, purchased or otherwise acquired for any consideration (or any funds be paid to or made available for a sinking fund for the redemption or retirement, purchase or reduction of any such shares) by the Company (except by conversion into or exchange for other shares of capital stock of the Company ranking junior to the Series A Preferred Stock as to dividends and upon a Liquidation) for any Dividend Period.

(f)                                   When dividends are not paid in full upon the Series A Preferred Stock or any other series of preferred stock issued by the Company ranking on a parity as to dividends with the Series A Preferred Stock, all dividends declared upon the Series A Preferred Stock or any such other series of preferred stock issued by the Company ranking on a parity as to dividends with the Series A Preferred Stock shall be declared pro rata so that the amount of dividends declared per share of the Series A Preferred Stock and such other series of preferred stock shall in all cases bear to each other the same ratio that accrued dividends per share on the Series A Preferred Stock and such other series of preferred stock (which shall not include any accrual in respect of unpaid dividends on such other series of preferred stock for prior dividend periods if such other series of preferred stock does not have a cumulative dividend) bear to each other.

(g)                                  All dividends paid with respect to shares of the Series A Preferred Stock shall be paid pro rata to the holders of such shares entitled thereto.  Holders of shares of the Series A Preferred Stock shall not be entitled to any dividend, whether payable in cash, property or shares of any class of capital stock (including the Series A Preferred Stock), in excess of the full cumulative dividends on the Series A Preferred Stock as provided herein.

4.                                      Liquidation Preference.

(a)                                 Upon any voluntary or involuntary liquidation, dissolution or winding-up of the affairs of the Company (a “Liquidation”), the holders of the Series A Preferred Stock shall be entitled to be paid out of the assets of the Company legally available for distribution to its stockholders an amount in cash equal to a liquidation preference of $20.00 per share of the Series A Preferred Stock, plus all accrued and unpaid dividends (whether or not declared) compounding at 6.5% per annum up to and including the date of payment of such amount (the “Liquidation Value”), after payment of all the Company’s indebtedness and other obligations ranking senior under Delaware law, and before any distributions or payments are made to the holders of the Common Stock and any other equity securities ranking junior to the Series A Preferred Stock.  In the event that, upon a Liquidation, the available assets of the Company are insufficient to pay the amount of the liquidating distributions on all outstanding shares of the Series A Preferred Stock and the corresponding amounts payable on all shares of other classes or series of the Company’s capital stock ranking on a parity with the Series A Preferred Stock in liquidation preference to which they would otherwise be respectively entitled, then the holders of the Series A Preferred Stock and all other such classes or series of capital stock ranking on a parity with the Series A Preferred Stock shall share ratably in any such distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled upon such Liquidation if all amounts payable on or with respect to the shares of the Series A Preferred Stock were paid in full, and the Company shall not make or agree to make any payments to the holders of any equity securities ranking junior to the Series A Preferred Stock.

(b)                                 In the event of a Liquidation, the Company shall, within ten (10) days after the date the Board of Directors approves such action, or no later than twenty (20) days after any stockholders’ meeting called to approve such action, or within twenty (20) days of the commencement of any involuntary proceeding, whichever is earlier, give each record holder of the Series A Preferred Stock written notice of the proposed action by first class mail, postage paid, at the respective addresses of such holders as they appear on the stock transfer records of the Company.  Such written notice shall describe the material terms and conditions of such proposed action, including a description of the cash to be received by the holders of the Series A Preferred Stock upon consummation of the proposed action and the payment date or dates and the place or places on and at which the amounts distributable as a result thereof shall be payable.  If any material change in the facts set forth in the initial notice shall occur, the Company shall promptly give written notice to each record holder of the Series A Preferred Stock of such material change.

(c)                                  After payment to the holders of the Series A Preferred Stock of the full liquidation amounts provided in this Section 4, the holders of the Series A Preferred Stock, as such, will have no right or claim to any of the remaining assets of the Company.

(d)                                 Neither the sale, lease, transfer or conveyance of all or substantially all of the assets or business of the Company, nor the merger or consolidation of the Company with or into any other entity or the merger or consolidation of any other entity with or into the Company nor a statutory stock exchange by the Company if then permitted by the Act, shall be deemed to be a Liquidation for the purposes of this Section 4.

5.                                      Redemption.

(a)                                 Mandatory Redemption. The Series A Preferred Stock has no stated maturity date; provided, however, that, subject to Section 5(b), the holders of at least two-thirds (2/3) of the Series A Preferred Stock (a “Required Majority”) shall have the option to require the Company to redeem all or any portion of the Series A Preferred Stock (a “Mandatory Redemption”) for cash at the Liquidation Value (the “Redemption Price”) on ninety (90) days’ advance written notice delivered to the Company in accordance with Section 5(f)(i) upon the occurrence of any of the following events (each such event, a “Mandatory Redemption Event”):

(i)                                     October 17, 2023 (i.e., the seventh anniversary of the Original Issue Date);

(ii)                                  a material breach by the Company of the Series A Preferred Stock Purchase Agreement dated as of October 11, 2016 (the “Stock Purchase Agreement”) that is uncured on the date a Required Majority votes in favor of Mandatory Redemption, including breaches of representations and warranties contained in the Stock Purchase Agreement made on the Original Issue Date;

(iii)                               Charles Willis IV and CFW Partners, L.P. (viewed collectively, as a single stockholder) cease to be the largest single stockholder (except as a result of a share transfer conducted between the Company’s board members or executive management team);

(iv)                              if the Company’s “surplus”, as defined by Section 154 of the Act and determined in accordance with United States Generally Accepted Accounting Principles then in effect (“Surplus”), measured as of (w) the end of each of the Company’s fiscal years, (x) the end of each six(6)-month period following the end of any fiscal year, (y) after payment of any dividend, or (z) the end of each calendar quarter after any repurchase or redemption by the Company of any capital stock, is less than the Liquidation Value;

(v)                                 the Company (either individually or on a consolidated basis with its subsidiaries) incurs an operating loss or ordinary loss for two (2) consecutive fiscal years;

(vi)                              the Company undergoes a consolidation, merger, or sale of stock (other than between the Company’s board members or management team) and the stockholders of the Company immediately prior to such transaction hold (beneficially) less than fifty percent (50%) of the issued and outstanding stock of the Company after giving effect to such transaction; and

(vii)                           the Company assigns, sells or otherwise disposes of all or substantially all of its assets.

(b)                                 Surplus Requirement.  Notwithstanding Section 5(a), the number of shares of the Series A Preferred Stock that may be redeemed shall be limited to the Company’s available Surplus.

(c)                                  Redemption Date. Subject to Section 5(a), the Series A Preferred Stock will remain outstanding indefinitely, unless the Company decides to redeem them in accordance with this Certificate of Designations, or they are otherwise cancelled or exchanged.  A Mandatory Redemption Event will be subject to limitations on redemptions under applicable Delaware corporate law, but shall otherwise be mandatory and not require approval of the Board of Directors.

(d)                                 Noticed Redemption by Company.  The Company may, at the Company’s option with ninety (90) days’ advance written notice delivered to the holders of the Series A Preferred Stock, redeem the Series A Preferred Stock, in whole, at any time and from time to time, on any Dividend Payment Date for cash at a price equal to the Redemption Price.

(e)                                  Nothing in this Section 5 (except for the last clause of Section 5(f)(iii)) shall prevent or restrict the Company from purchasing, from time to time, either at a public or private sale, all or part of the shares of the Series A Preferred Stock at such price or prices as the Company may determine, subject to the provisions of applicable law.

(f)                                   Procedures for Redemption.

(i)                                     Written election of a Mandatory Redemption by a Required Majority (a “Redemption Election”) may be mailed to the Company, postage paid, upon the occurrence of a Mandatory Redemption Event.  Any Mandatory Redemption shall occur no more than 90 days following receipt by the Company of a Redemption Election.  Promptly following receipt of a Redemption Election, but in no event more than ten (10) days, the Company shall send written notice (a “Redemption Notice”) of its receipt of the Redemption Election to each holder of record of the Series A Preferred Stock.  In addition to any information required by law or by the applicable rules of any exchange or automated quotation system upon which the Series A Preferred Stock may be listed or admitted for quotation and trading, a Redemption Notice shall state: (A) the date of the closing of the redemption, which, pursuant to this Section 5(f)(i), shall be no later than 90 days following receipt by the Company of the Redemption Election (the applicable date, the “Redemption Date”); (B) the Redemption Price; (C) the number of shares of the Series A Preferred Stock to be redeemed; (D) the manner and place or places at which certificates for such shares of the Series A Preferred Stock to be redeemed are to be surrendered for payment of the Redemption Price; and (E) that dividends on the shares of the Series A Preferred Stock to be redeemed will cease to accumulate on the applicable Redemption Date. Any redemption by the Company pursuant to Section 5(d) shall require, in addition to ninety (90) days’ advance written notice, a notice to each record holder of shares of the Series A Preferred Stock at the respective addresses of such holders as they appear on the Company’s stock transfer records stating the information listed in (A) through (E) above.

(ii)                                  From and after the applicable Redemption Date (unless the Company defaults in the payment of the Redemption Price), dividends on the shares of the Series A Preferred Stock so called for redemption shall cease to accumulate, and said shares shall no longer be deemed to be outstanding and shall not have the status of the Series A Preferred Stock and all rights of the holders thereof, as such, (except the right to receive the Redemption Price) shall cease.  Upon surrender, in accordance with a Redemption Notice, of the certificates for any shares of the Series A Preferred Stock so redeemed (properly endorsed or assigned for transfer, if the Company shall so require and the notice shall so state), or in the event the certificates are lost, stolen or missing, upon delivery of an affidavit of loss, such shares of the Series A Preferred Stock shall be redeemed by the Company at the Redemption Price by wire transfer to the holder of record of such certificate.  In case fewer than all of the shares of the Series A Preferred Stock represented by any such certificate are redeemed, a new certificate or certificates shall be issued representing the unredeemed shares of the Series A Preferred Stock without cost to the holder(s) thereof.

(iii)                               Unless full cumulative dividends on all shares of the Series A Preferred Stock have been or contemporaneously are declared and paid in cash or declared and a sum sufficient for the payment thereof in cash set aside for payment for all prior Dividend Periods and the then-current Dividend Period and deposited in trust with an Eligible Trustee, no Series A Preferred Stock shall be redeemed by the Company pursuant to Section 5(d) unless all outstanding shares of the Series A Preferred Stock are simultaneously redeemed and the Company shall not purchase or otherwise acquire, directly or indirectly, any shares of the Series A Preferred Stock; provided, however, the foregoing restrictions on redemptions and purchases shall not prevent the acquisition of the Series A Preferred Stock by the Company pursuant to an exchange offer made on the same terms to holders of all of the outstanding shares of the Series A Preferred Stock for shares of Company capital stock ranking on a parity with or junior to the Series A Preferred Stock.

(iv)                              If on any Redemption Date the Company’s Surplus is less than the amount necessary to pay the full Redemption Price for the total number of shares of the Series A Preferred Stock to be redeemed pursuant to this Section 5, the Company shall (A) take all appropriate action reasonably within its means to maximize its Surplus available for paying the Redemption Price, (B) first use any such Surplus to pay all accrued and unpaid dividends and then to call for redemption the maximum possible number of shares of the Series A Preferred Stock that it can redeem on such Redemption Date out of all such Surplus available therefor on such date, pro rata among the holders of the Series A Preferred Stock, based on the number of shares of the Series A Preferred Stock held by each holder (with any necessary adjustments to avoid fractional shares), or by any other equitable method that the Company may determine to use, and (C) following the applicable Redemption Date, at any time and from time to time when additional assets of the Company become legally available to redeem the remaining the Series A Preferred Stock, the Company shall promptly notify the holders of the Series A Preferred Stock and such holders may then mail a Redemption Election to the Company.  If fewer than all the shares of the Series A Preferred Stock represented by any share certificate are to be so redeemed, the Company shall issue a new certificate for the shares not redeemed without cost to the holder(s) thereof.

(v)                                 All shares of the Series A Preferred Stock redeemed or repurchased pursuant to this Section 5 shall be retired and shall be restored to the status of authorized but unissued shares of the Series A Preferred Stock.

(g)                                  Irrevocable Redemption Right.  In the event of a Mandatory Redemption Event, a Required Majority shall have an irrevocable option, at any time and from time to time, to require the Company to redeem all or any portion of the Series A Preferred Stock pursuant to this Section 5 until all of the Series A Preferred Stock are redeemed.

6.                                      Voting Rights.

(a)                                 Holders of the Series A Preferred Stock shall not have any voting rights, except as provided by applicable law and as set forth in this Section 6.

(b)                                 Whenever dividends on any shares of the Series A Preferred Stock are in arrears for an aggregate of six (6) or more Dividend Periods (whether consecutive or non-consecutive) and remain unpaid (a “Preferred Dividend Default”), the holders of the Series A Preferred Stock (voting separately as a class with all other holders of the Series A Preferred Stock and holders of all other series of the Company’s preferred stock upon which like voting rights have been conferred) will be entitled to elect by majority vote a total of two (2) additional directors of the Company (the “Preferred Directors”) to serve on the Board of Directors (which, without the consent of a Required Majority, will not exceed seven (7) directors in total) until all unpaid dividends on the Series A Preferred Stock have been paid.

(c)                                  Election of directors that are authorized pursuant to Section 6(b) shall be conducted at a special meeting called by the holders of record of at least twenty-five percent (25%) of the Series A Preferred Stock (unless such request is received less than ninety (90) days before the date fixed for the next annual or special meeting of the Company’s stockholders) and otherwise at the next annual meeting of stockholders, and at each subsequent annual meeting of stockholders until all dividends accumulated on such Series A Preferred Stock for the prior Dividend Periods and the then-current Dividend Period shall have been fully paid or declared and a sum sufficient for the payment thereof set aside for payment and deposited in trust with an Eligible Trustee.  In such case, the entire Board of Directors of the Company will be increased by two (2) directors.  So long as a Preferred Dividend Default shall continue, any vacancy in the office of a Preferred Director may be filled by written consent of the Preferred Director remaining in office, or if none remains in office, by a vote of the holders of record of a majority of the outstanding Series A Preferred Stock when they have the voting rights described above (voting separately as a class with all other series of preferred stock of the Company upon which like voting rights have been conferred or are exercisable).

(d)                                 If and when all accumulated dividends and the dividends for the then-current Dividend Period on the Series A Preferred Stock shall have been paid in full or a sum sufficient has been authorized and set aside and deposited in trust with an Eligible Trustee for payment in full of all accrued and unpaid dividends, the holders of shares of the Series A Preferred Stock shall be divested of the voting rights set forth in clause (b) above (subject to revesting in the event of each and every future Preferred Dividend Default) and, if all accumulated dividends and the dividends for the then-current Dividend Period have been paid in full, the term of office of each Preferred Director so elected shall terminate and the size of the Board of Directors shall be immediately decreased by two (2) directors.  Any Preferred Director may be removed at any time, with or without cause, by the vote of, the holders of a majority of the outstanding Series A Preferred Stock when they have the voting rights set forth in clause (b) above.

(e)                                  Subject to Section 13, changes to the terms of the Series A Preferred Stock (other than non-substantive clarifications), shall be effective only upon vote of the Board of Directors and the affirmative vote of at least a Required Majority.

(f)                                   So long as any shares of the Series A Preferred Stock remain outstanding, the Company shall not, without the affirmative vote or consent of the holders of a Required Majority, given in person or by proxy, either in writing or at a meeting (such series voting separately as a class), (i) authorize or create, or increase the authorized or issued amount of, any other class or series of shares of capital stock ranking senior to the Series A Preferred Stock with respect to payment of dividends or the distribution of assets upon a Liquidation or reclassify any authorized shares of capital stock of the Company into such capital stock, or create, authorize or issue any obligation or security convertible into or evidencing the right to purchase any such shares of capital stock ranking senior in priority to the Series A Preferred Stock; (ii) except for Permitted Securities, authorize or create, or increase the authorized or issued amount of, any other class or series of shares of capital stock that ranks pari passu to the Series A Preferred Stock with respect to payment of dividends or the distribution of assets upon a Liquidation or reclassify any authorized shares of capital stock of the Company into such capital stock; (iii) authorize or create, or increase the authorized or issued amount of, any additional shares of the Series A Preferred Stock; or (iv) amend, alter or repeal the provisions of the Certificate of Incorporation, this Certificate of Designations, the by-laws of the Company or any other document similar to the foregoing, whether by merger, consolidation, transfer or conveyance of substantially all of its assets, or otherwise so as to materially and adversely affect any right, preference, privilege or voting power of the Series A Preferred Stock or the holders thereof (each such event specified in clauses (i), (ii), (iii) and (iv), an “Event”); provided, however, with respect to the occurrence of any of the Events set forth in clause (iv) of this Section 6(f) above, so long as any shares of the Series A Preferred Stock remain outstanding or are converted into securities of the surviving entity, in each case with terms, including rights, preferences, privileges and voting or other powers that are substantially similar in all material respects to the shares of the Series A Preferred Stock, taking into account that, upon the occurrence of an Event, the Company may not be the surviving entity, the occurrence of such Event shall not be deemed to materially and adversely affect such rights, preferences, privileges or voting or other powers of holders of the Series A Preferred Stock; provided, further that (A) the creation or issuance of any other class or series of capital stock of the Company ranking junior to the Series A Preferred Stock with respect to the payment of dividends or the distribution of assets upon a Liquidation, and (B) the creation or issuance of indebtedness or debt securities, shall not be deemed to materially and adversely affect such rights, preferences, privileges or voting powers and the holders of the Series A Preferred Stock shall have no right to vote on any such increase, creation or issuance, but the Company shall notify the holders of the Series A Preferred Stock when Permitted Securities have been issued.  “Permitted Securities” shall mean equity securities of one or more classes that (i) rank pari passu to the Series A Preferred Stock with respect to payment of dividends or the distribution of assets upon a Liquidation, (ii) have an aggregate Liquidation Value at the time of calculation (but excluding accrued and unpaid dividends) less than or equal to Fifty-Five Million Dollars ($55,000,000) and (iii) have a maximum per annum dividend rate of fifteen percent (15%).  No consent of the holders of the Series A Preferred Stock shall be required for the issuance of Permitted Securities.

(g)                                  On each matter submitted to a vote of the holders of the Series A Preferred Stock in accordance with this Section 6, or as otherwise required by law, each share of the Series A Preferred Stock shall be entitled to one (1) vote, except that when any other series of preferred stock of the Company shall have the right to vote with the Series A Preferred Stock as a single class on any matter, the Series A Preferred Stock and such other series shall have with respect to such matters, one vote per each $20.00 of Liquidation Value.  With respect to each share of the Series A Preferred Stock, the holder thereof may designate a proxy, with each such proxy having the right to vote on behalf of the holder.

7.                                      Restrictions on Transfer.  The Series A Preferred Stock shall be issued for long-term investment purposes only.  The holders of the Series A Preferred Stock may not transfer all or any part of the Series A Preferred Stock; provided, however, that such holders may assign part or all of the Series A Preferred Stock with the consent of the Company or after ninety (90) days after any Mandatory Redemption Event under Section 5(a) shall have occurred.

8.                                      Ranking.  In respect of rights to the payment of dividends and the distribution of assets in the event of a Liquidation, the Series A Preferred Stock shall rank: (i) pari passu to Permitted Securities; and (ii) senior to the Common Stock and to any other class or series of Company’s preferred stock outstanding from time to time other than Permitted Securities and to any other of the Company’s equity securities that the Company may issue in the future that by their terms rank junior to the Series A Preferred Stock. For purposes of this Section 8, debt securities of the Company that are convertible into or exchangeable for shares of capital stock of the Company or any other debt securities of the Company shall not constitute a class or series of capital stock of the Company until such time as they are converted into capital stock.

9.                                      Headings.  The headings hereof are for convenience of reference only and shall not affect the interpretation of any of the provisions hereof.

10.                               Severability of Provisions.  If any preferences or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications or terms or conditions of redemption of the Series A Preferred Stock set forth in the Certificate of Incorporation or this Certificate of Designations are invalid, unlawful or incapable of being enforced by reason of any rule of law or public policy, all other preferences or other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications or terms or conditions of redemption of the Series A Preferred Stock set forth in the Certificate of Incorporation and this Certificate of Designations that can be given effect without giving effect to the invalid, unlawful or unenforceable provision shall, nevertheless, remain in full force and effect and no preferences or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications or terms or conditions of redemption of the Series A Preferred Stock herein or therein set forth shall be deemed dependent upon any other provision hereof or thereof unless so expressed herein or therein.

11.                               No Preemptive Rights.  No holder of the Series A Preferred Stock shall be entitled to any preemptive rights to subscribe for or acquire any unissued shares of Company capital stock (whether now or hereafter authorized) or securities of the Company convertible into or carrying a right to subscribe to or acquire shares of Company capital stock.

12.                               Notices.  Except as otherwise provided herein, all notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given: (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by an internationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day of the recipient if sent after normal business hours of the recipient; or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage paid. Such communications must be sent (a) to the Company, at its principal executive offices and (b) to any holder of the Series A Preferred Stock, at such holder’s address at it appears in the stock transfer records of the Company (or at such other address as shall be specified in a notice given in accordance with this Section 12).

13.                               Amendment; Waiver.  No provision of this Certificate of Designation may be amended, modified or waived except by an instrument in writing executed by the Company and a Required Majority, and any such written amendment, modification or waiver shall be binding on the Company and each holder of the Series A Preferred Stock.  No amendment, modification or waiver of the terms or relative priorities of the Series A Preferred Stock may be accomplished by the merger, consolidation or other transaction of the Company with another company or entity unless the Company has obtained the prior written consent of a Required Majority in accordance with this Section 13.

IN WITNESS WHEREOF, Willis Lease Finance Corporation has authorized and caused this Certificate of Designations to be executed by its Chief Executive Officer and attested to by its Corporate Secretary, as of this 13th day of October, 2016.

WILLIS LEASE FINANCE CORPORATION

		By:	/s/ CHARLES F. WILLIS, IV
Chief Executive Officer

Attest:

By:	/s/ DEAN M. POULAKIDAS
Corporate Secretary